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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of HSN, Inc. (formerly Silver King Communications, Inc.) on Form S-8 (No. 333-18763) pertaining to the Amended and Restated Savoy Pictures Entertainment, Inc. Stock Option Plan, the Savoy Pictures Entertainment, Inc. 1995 Stock Option Plan, the Home Shopping Network, Inc. 1996 Stock Option Plan for Employees, the Home Shopping Network, Inc. 1996 Stock Option Plan for Outside Directors, the Home Shopping Network, Inc. 1986 Stock Option Plan for Employees and the Home Shopping Network, Inc. 1986 Stock Option Plan for Outside Directors, of our report dated July 2, 1996, included in the Annual Report on Form 10-K of HSN, Inc. for the year ended December 31, 1996.

DELOITTE & TOUCHE LLP

Tampa, Florida
April 10, 1997